Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 20, 2006, accompanying the consolidated financial statements of Alan James Group, Inc. and Related Companies, included in the Current Report of Interleukin Genetics, Inc. on Amendment No. 1 to Form 8-K dated August 17, 2006.  We hereby consent to the incorporation by reference of said report in the registration statements on Form S-3 (Nos. 333-83631, 333-53558, 333-56558, 333-101088, and 333-107782) and on Form S-8 (Nos. 333-37343, 333-67147, 333-32538, 333-62638 and 333-118551) of Interleukin Genetics, Inc. and subsidiary.

/s/ MORRISON, BROWN, ARGIZ & FARRA, LLP

Miami, Florida
October 26, 2006